Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Cox Technologies, Inc.
Belmont, North Carolina

We consent to incorporation by reference in the registration statement (No. 333-52738) on Form S-8 of Cox Technologies, Inc. of our report dated July 3, 2002, except for Note 3 as to which the date is July 12, 2002, and Note 4 as to which the date is July 24, 2002, relating to the consolidated balance sheets of Cox Technologies, Inc. and subsidiaries as of April 30, 2002 and 2001, and the related consolidated financial statements of income, changes in stockholders' equity, and cash flows for the years then ended, and all related schedules, which report appears in the April 30, 2002 annual report on Form 10-K of Cox Technologies, Inc.


/s/ Cherry, Bekaert & Holland, L.L.P.

Cherry, Bekaert & Holland, L.L.P.
Gastonia, North Carolina
July 24, 2002